EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-237938) pertaining to the Delta Apparel, Inc. 2020 Stock Plan, and

(2)  Registration Statement (Form S-3 No. 333-268911) of Delta Apparel, Inc.;

of our reports dated December 28, 2023, with respect to the consolidated financial statements of Delta Apparel, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Delta Apparel, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Delta Apparel, Inc. and Subsidiaries for the year ended September 30, 2023.

/s/Ernst & Young LLP

Atlanta, Georgia

December 28, 2023